Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

June 5, 2025

DRAFT

raymond.ng@harneys.com

+852 5806 7883

064607-0001-RLN

K-Tech Solutions Company Limited

Craigmuir Chambers, Road Town

Tortola, VG 1110

British Virgin Islands

Dear Sir or Madam

K-Tech Solutions Company Limited (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands advisers to the Company in connection with the Company’s registration statement on Form F-1 (the Registration Statement), including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), relating to (a) the offering by the Company of up to 2,000,000 class A ordinary shares of par value US$0.0001 per share (the Class A Ordinary Shares) and (b) an option to issue up to 300,000 additional Class A Ordinary Shares to cover the over-allotment option to be granted to the underwriters (collectively, the IPO Shares). The Company also intend to grant representative warrants (the Representative’s Warrants) up to a total of 115,000 Class A Ordinary Shares which is equal to five percent (5%) of the IPO Shares (the Underlying Shares, and together with the IPO Shares, the Shares)

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a BVI business company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

The British Virgin Islands is Harneys Hong Kong office's main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | JP Engwirda | Y Fan | S Gray | P Kay | MW Kwok | IN Mann

R Ng | ATC Ridgers | PJ Sephton

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

2	Maximum Number of Authorized Shares. Based on our review of the M&A (as defined in Schedule 1), the Company is authorized to issue up to a maximum of 500,000,000 ordinary shares with a par value of US$0.0001, comprising (i) 495,500,000 class A ordinary shares of par value of US$0.0001 each and (ii) 4,500,000 class B ordinary shares of par value of US$0.0001 each.

3	Valid Issuance of Shares.

(a)	The allotment and issuance of the IPO Shares as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the IPO Shares will be validly allotted, issued, fully paid and non-assessable.

(b)	Subject to the satisfaction of any conditions or requirements set forth in the Underwriting Agreement (as defined in Schedule 1), when the Underlying Shares are issued upon the exercise of the Representative’s Warrants in accordance with the M&A and the Representative’s Warrants and entered as fully paid on the register of members of the Company, the Underlying Shares will be validly allotted and issued, fully paid and without obligation of the holder to make further payments to the Company in respect of the issuance of such shares.

4	British Virgin Islands Law. The statements under the headings “Material Tax Considerations”, “Enforceability of Civil Liabilities” and “Description of Shares” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

5	Enforceability. The Representative’s Warrants once executed and delivered in accordance with the Resolutions (as defined in Schedule 1) will be treated by the courts of British Virgin Islands as the legally binding and valid obligations of the Company enforceable in accordance with their terms.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	the certificate of incorporation of the Company dated 2 December 2024;

2	the amended and restated memorandum and articles of association of the Company to be adopted by a shareholders’ resolutions of the Company (the M&A);

3	the register of directors of the Company provided to us on 25 April 2025;

4	the register of members of the Company provided to us on 25 April 2025

5	a copy of the unanimous written resolutions of the directors of the Company dated 29 April 2025 (the Resolutions);

6	a certificate of good standing in respect of the Company issued by the Registrar of Corporate Affairs dated 23 April 2025;

7	a certificate from a director of the Company dated 29 April 2025, a copy of which is attached hereto (the Director’s Certificate);

8	the Registration Statement filed with the Commission on [ ] May 2025;

9	a draft Representative’s Warrant in the form exhibited in the Registration Statement; and

10	a draft underwriting agreement (the Underwriting Agreement) to be entered between the Company and American Trust Investment Services, Inc. as the representative of the underwriters named therein (the Representative),

(1 to 7 above are the Corporate Documents, and 1 to 10 above are the Documents).

Schedule 2

Assumptions

1	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies .

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Solvency. The Company was on the date of execution of the Underwriting Agreement able to pay its debts as they fall due, and entering into the Underwriting Agreement will not cause the Company to become unable to pay its debts as they fall due.

6	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

7	Execution. The Underwriting Agreement was either executed as a single physical document (whether in counterpart or not) in full and final form or, where Underwriting Agreement was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Underwriting Agreement by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

8	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

Schedule 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors.

(b)	Limitation Periods. Claims under the Underwriting Agreement may become barred under the Limitation Act 1961 relating to the limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off, estoppel or counterclaim.

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts.

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such provisions to be penal.

(g)	Currency. A British Virgin Islands court retains a discretion to denominate any judgment in US dollars.

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process.

(i)	Award of Costs. In principle the courts of the British Virgin Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the High Court will be applied in practice.

(j)	Inappropriate Forum. The courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Underwriting Agreement in matters where they determine that (i) such proceedings may be tried in a more appropriate forum; (ii) proceedings are already underway in a different forum; or (iii) the issues have already been finally determined by another forum.

(k)	Financial Services Business. An agreement made by a person in the course of carrying on unlicensed financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act, Revised Edition 2020.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of IPO Shares, that a shareholder shall not, in respect of the relevant IPO Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, it must pay its annual licence fees to the Registrar of Corporate Affairs, and comply with its mandated statutory obligations.

Annex

Director’s Certificate